Exhibit 99.8

UBI Blockchain Internet, Ltd. (“UBI”) and Shenzhen Nova E-commerce (“Nova”)

Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended May 31, 2017

(Unaudited)

	UBI	Nova	Pro Forma Adjustments	Pro Forma Combined

Revenue	$-	$-		$-

Operating Expenses:
Stock-based wages	120,833	-		120,833
Stock-based consulting fees	640,834	-		640,834
Marketing	-	173,286		173,286
Rent	-	55,741		55,741
Wages	249,437	63,537		312,974
Website setup fee	-	-		-
Other general and administrative	159,556	1,694		161,250
Total Operating Expenses	1,170,660	294,258	-	1,464,918

Loss from Operations	(1,170,660)	(294,258)	-	(1,464,918)

Other income (expenses):	47,575	-		47,575
Net Loss	$(1,123,085)	$(294,258)		$(1,417,343)

Note: Assumes acquisition of Nova took place on May 26, 2016 (Nova’s date of inception)